Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Equity First

Opportunity First

OFFERING SUMMARY

No. 2007-MTNDD140

(Related to the Product Supplement Dated April 23, 2007, Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

CITIGROUP FUNDING INC.

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Medium-Term Notes, Series D

Stock Market Upturn NotesSM

Based Upon the

Nikkei 225 Stock AverageSM

Due 2008

$10.00 per Note

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a Stock Market Upturn NotesSM product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the product supplement, prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

July 18, 2007

2	Stock Market Upturn Notessm

Stock Market Upturn NotesSM

Based Upon the Nikkei 225 Stock AverageSM

Due 2008

This offering summary represents a summary of the terms and conditions of the Stock Market Upturn Notessm Based Upon the Nikkei 225 Stock Averagesm Due 2008 (the “Notes”). It is important for you to consider the information contained in this offering summary, the Stock Market Upturn Notessm product supplement, as well as the related prospectus supplement and prospectus, before making your decision to invest in the Notes. The description of the Notes below supplements, and to the extent inconsistent with, replaces, the description of the general terms of the Stock Market Upturn Notessm set forth in the Stock Market Upturn Notessm product supplement. Capitalized terms used in this offering summary and not defined under “Preliminary Terms” below have the meanings given them in the Stock Market Upturn Notessm product supplement. For purposes of this offering summary, the terms “underlying equity” and “underlying equity index” in the Stock Market Upturn Notessm product supplement mean the Nikkei 225 Stock Average sm and the term “index publisher” means Nihon Keizai Shimbun, Inc. (“NKS”).

Overview of the Stock Market Upturn NotesSM

General

The Stock Market Upturn NotesSM Based Upon the Nikkei 225 Stock AverageSM Due 2008 are equity-linked securities issued by Citigroup Funding Inc. that have a maturity of approximately 1.25 years. Some key characteristics of the Notes include:

O

Leveraged upside participation. The Notes offer investors a participation rate of three times the upside growth potential of the Underlying Equity Index up to a maximum return on the Notes of approximately 25% to 27% (approximately 20% to 22% per annum on a simple interest basis) (to be determined on the Pricing Date). Thus,

O

If the performance of the Underlying Equity Index is positive — if the closing value of the Underlying Equity Index on the Valuation Date is greater than the closing value of the Underlying Equity Index on the Pricing Date (regardless of the value of the Underlying Equity Index at any other time during the term of the Notes) — then you will participate in three times such positive return subject to the maximum return on the Notes.

O

If the performance of the Underlying Equity Index is negative — if the closing value of the Underlying Equity Index on the Valuation Date is less than the closing value of the Underlying Equity Index on the Pricing Date (regardless of the value of the Underlying Equity Index at any other time during the term of the Notes) — you will participate fully in such decline but not on a leveraged basis.

O

If the closing value of the Underlying Equity Index on the Valuation Date is equal to the closing value of the Underlying Equity Index on the Pricing Date (regardless of the value of the Underlying Equity Index at any other time during the term of the Notes), you will receive, at maturity, only your initial investment in the Notes.

O

No principal protection. The Notes are not principal protected. If the performance of the Underlying Equity Index is negative, you will participate fully in such decline and the value of the Notes at maturity will be less than the amount of your initial investment and could be zero.

Stock Market Upturn Notessm	3

O

No periodic income payments. The Notes do not offer current income, which means that you will not receive any periodic interest or other payments on the Notes prior to maturity. You will also not receive any dividend payments or other distributions, if any, on the stocks included in the Underlying Equity Index. Instead, the return on the Notes, which is based on the performance of the Underlying Equity Index and could be positive, negative or zero, is paid at maturity.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and, as a result of the guarantee, any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the Notes is not guaranteed.

Types of Investors

The Notes may be an appropriate investment for the following types of investors:

O

Investors possessing a moderate growth view on the Nikkei 225 Stock AverageSM who are looking for leveraged upside exposure to such underlying, subject to a maximum return, and who can withstand the risk of losing the principal amount of their investment.

O	Investors who seek to add a foreign-based equity index-linked investment to further diversify their portfolio.

O	Current or prospective holders of exchange-traded funds benchmarked to the Nikkei 225 Stock AverageSM or similar underlying.

4	Stock Market Upturn Notessm

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	Stock Market Upturn NotesSM Based Upon the Nikkei 225 Stock AverageSM
Underlying Equity Index:	Nikkei 225 Stock AverageSM
Guarantee:

Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Notes are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest

Rating of the Issuer’s Obligations:

Aa1/AA (Moody’s/S&P) based upon the Citigroup Inc. guarantee; however, because the Notes are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest

Principal Protection:	None
Pricing Date:	August , 2007
Issue Date:	Three business days after the Pricing Date
Valuation Date:	Three business days before the Maturity Date
Maturity Date:	Approximately 1.25 years after the Issue Date
Issue Price:	$10.00 per Note
Coupon:	None
Payment at Maturity:	For each $10 Note, $10 plus the Note Return Amount
Note Return Amount:

For each $10 Note:

(1) if the Equity Return Percentage is positive, $10 * Equity Return Percentage * 300%, provided, however, that the total amount payable at maturity, including principal, cannot exceed between approximately $12.50 to $12.70 (to be determined on the Pricing Date) per Note

(2) if the Equity Return Percentage is zero, $0

(3) if the Equity Return Percentage is negative, $10 *Equity Return Percentage, which will be negative

Upside Participation Rate:	300%
Equity Return Percentage:	The return on the Underlying Equity Index, expressed as a percentage, shall equal: Ending Value - Starting Value Starting Value
Starting Value:	The closing value of the Underlying Equity Index on the Pricing Date
Ending Value:	The closing value of the Underlying Equity Index on the Valuation Date
Listing:	Application will be made to list the Notes on the American Stock Exchange under the symbol “SZF“
CUSIP Number:
Calculation Agent:	Citigroup Global Markets Inc.

Commissions and Issue Price:		Per Note	Total
	Public Offering Price:	$10.00	$
	Agent’s Discount:	$0.225	$
	Proceeds to Citigroup Funding Inc:	$9.775	$

Stock Market Upturn Notessm	5

Benefits of the Notes

O

Leveraged Growth Potential.    If the Ending Value of the Underlying Equity Index is higher than the Starting Value, you will participate in three times such appreciation, subject to a maximum return on the Notes of approximately 25% to 27% (approximately 20% to 22% per annum on a simple interest basis) (to be determined on the Pricing Date) over the term of the Notes.

O	Diversification. The Notes may provide a degree of diversification within the equity portion of an investor’s portfolio through exposure to the Underlying Equity Index.

Key Risk Factors for the Notes

An investment in the Notes involves significant risks. While some of these risks are summarized below, please review the “Risk Factors Relating to the Notes” section of the Stock Market Upturn Notessm product supplement and the “Risk Factors” section of the prospectus supplement related to this offering for a full description of risks.

O

Potential for Loss.    The amount you receive at maturity on the Notes will depend on the value of the Underlying Equity Index on the Valuation Date. If the value of the Underlying Equity Index on the Valuation Date is below the Starting Value, the amount you receive at maturity will be less than the amount of your initial investment in the Notes and could be zero, even if the value of the Underlying Equity Index exceeded the Starting Value at one or more times during the term of the Notes.

O

Appreciation Is Capped.    The maximum return on the Notes will be capped at approximately 25% to 27% (approximately 20% to 22% per annum on a simple interest basis) (to be determined on the Pricing Date) even though you will be subject to the full risk of a decline in the value of the Underlying Equity Index. If the Ending Value of the Underlying Equity Index exceeds the Starting Value by an amount greater than the potential maximum return on the Notes, the Notes will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the Underlying Equity Index and is not subject to a maximum return or an investment directly in the stocks included in the Underlying Equity Index. Further, the Ending Value is determined without accounting for any changes in currency exchange rates for stock included in the Underlying Equity Index that are not denominated in U.S. dollars. (See the examples under “What You Could Receive at Maturity—Hypothetical Examples” below).

O

No Periodic Payments.    You will not receive any periodic payments of interest or any other periodic payments on the Notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the Underlying Equity Index.

O

Potential for a Lower Comparable Yield.    The Notes do not pay any periodic interest. As a result, if the Ending Value of the Underlying Equity Index does not increase sufficiently from its Starting Value, the effective yield on the Notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

O

Foreign Securities Markets.    All of the stocks included in the Underlying Equity Index are listed on a foreign stock exchange. Investments in securities that are indexed to the value of foreign equity securities involve certain risks. The foreign securities markets may be more volatile than U.S. securities markets and may be affected by market developments in

6	Stock Market Upturn Notessm

different ways than U.S. securities markets. There is generally less publicly available information about foreign companies than about U.S. companies, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies. Prices of the underlying stocks are subject to political, economic, financial, exchange rate and social factors that apply in each issuer’s country as well as in other constituent countries in which such issuer does business. These factors (including the possibility that recent or future changes in a country’s government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies) could negatively affect foreign securities markets. Stock and currency market volatility and market developments in one or more countries may cause volatility or a decline in another country. Moreover, the relevant economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

O

Secondary Market May Not Be Liquid.    Citigroup Funding will apply to list the Notes on the American Stock Exchange under the symbol “SZF.” There is currently no secondary market for the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. Although Citigroup Global Markets intends to make a market in the Notes, it is not obligated to do so.

O

Resale Value of the Notes May be Lower Than Your Initial Investment.    Due to, among other things, changes in the prices of and dividend yields on the stocks included in the Underlying Equity Index, interest rates, the earnings performance of the issuers of the stocks included in the Underlying Equity Index, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Notes may trade at prices below their initial issue price of $10 per Note. You could receive substantially less than the amount of your initial investment if you sell your Notes prior to maturity.

O

Fees and Conflicts.    Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of the stocks included in the Underlying Equity Index or other instruments, such as options, swaps or futures, based upon the Underlying Equity Index or the stocks included in the Underlying Equity Index by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Notes may result in a conflict of interest.

O	Citigroup Inc. Credit Risk. The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of the Notes by U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below. This discussion supplements, and should be read in conjunction with, the discussion contained in the Stock Market Upturn NotesSM product supplement under “Certain United States Federal Income Tax Considerations.”

Stock Market Upturn Notessm	7

All prospective investors should refer to the Stock Market Upturn NotesSM product supplement related to this offering for additional information relating to U.S. federal income tax and should consult their own tax advisors to determine the tax consequences to them of investing in the Notes.

The following discussion assumes that none of the companies included in the Nikkei 225 Stock AverageSM is a passive foreign investment company for U.S. federal income tax purposes. Prospective investors should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning the Notes would differ significantly from the consequences described below.

U.S. Holders

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat a Note for U.S. federal income tax purposes as a cash-settled capped variable forward contract on the value of the Underlying Equity Index at maturity under which an amount equal to the purchase price of the Notes is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the forward contract.

Under such treatment, at maturity or upon the sale of a Note, you generally will recognize gain or loss equal to the difference between the cash received and your tax basis in the Note. Such gain or loss generally will be long-term capital gain or loss if you have held the Notes for more than one year at the time of the disposition.

Due to the absence of authority as to the proper characterization of the Notes, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and under alternative treatments of the Notes, the timing and character of income from the Notes could differ substantially, resulting in less favorable U.S. federal income tax consequences to you. Under one alternative characterization, for example, you may be required to accrue income on a current basis with respect to the Notes.

Non-U.S. Holders

In the case of a holder of Notes that is not a U.S. person (a “Non-U.S. Holder”), any payments made with respect to the Notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements.

Any capital gain realized upon the sale or other disposition of the Notes by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if:

O	Such gain is not effectively connected with a U.S. trade or business of such holder, and

O

In the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Description of the Nikkei 225 Stock AverageSM

General

Unless otherwise stated, all information herein relating to the Nikkei 225 Stock AverageSM has been derived from the Stock Market Indices Data Bank published by NKS and other publicly available sources. Such information reflects the policies of NKS as of August 31, 1998, as stated in such sources. Such policies are subject to change at the discretion of NKS. NKS is

8	Stock Market Upturn Notessm

under no obligation to continue to publish, and may discontinue or suspend the publication of, the Nikkei 225 Stock AverageSM at any time. None of Citigroup Inc., Citigroup Funding Inc., Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of such information.

The Nikkei 225 Stock AverageSM is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Stock AverageSM is currently based on 225 highly capitalized component stocks trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. All 225 component stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE.

THE NIKKEI 225 STOCK AVERAGESM DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE INDEX WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the Nikkei 225 Stock AverageSM

While NKS currently employs the following methodology to calculate the Nikkei 225 Stock AverageSM, no assurance can be given that NKS will not modify or change such methodology in a manner that may affect the amount payable to beneficial owners of the Notes at maturity.

The Nikkei 225 Stock AverageSM is a modified, price-weighted index (i.e., a component stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each component stock by the corresponding weighting factor for such component stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “divisor”). The divisor, initially set in 1949 at 225, was 24.293 as of April 3, 2007 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant component stock, so that the share price of each component stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Stock AverageSM are those reported by a primary market for the component stocks (currently the TSE). The level of the Nikkei 225 Stock AverageSM is calculated once per minute during TSE trading hours.

In order to maintain continuity in the level of the Nikkei 225 Stock AverageSM in the event of certain changes due to non-market factors affecting the component stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Stock AverageSM is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Stock AverageSM. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any component stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new divisor (i.e., the level of the Nikkei 225 Stock AverageSM immediately after such change) will equal the level of the Nikkei 225 Stock AverageSM immediately prior to the change.

Component stocks may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the

Stock Market Upturn Notessm	9

component stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. Upon deletion of a stock from the component stocks, NKS will select a suitable replacement for such deleted component stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the component stocks. In such a case, an existing component stock with low trading volume and not representative of a market will be deleted by NKS.

NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225 Stock AverageSM. The Notes are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this offering summary that NKS makes any representation or warranty, implied or express, to us, the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Nikkei 225 Stock AverageSM to track general stock market performance. NKS has no obligation to take our needs or those of the holders of the Notes into consideration in determining, composing or calculating the Nikkei 225 Stock AverageSM. NKS is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which any amount payable with respect to the Notes is set. NKS has no obligation or liability in connection with the administration, marketing or trading of the Notes.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. The TSE is a two-way, continuous, pure auction market. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal index business day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Stock AverageSM on such index business day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances. These include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. In general, any stocks listed on the TSE cannot be traded at a price outside of these limits, which are stated in terms of absolute amounts of Japanese yen, and not percentage, changes from the closing price of the stock on the previous day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter orders and balance supply and demand for stock. Investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances including, for example, unusual trading activity in that stock. As a result, variations in the Nikkei 225 Stock AverageSM may be limited by price limitations, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Stock AverageSM which may, in turn, adversely affect the value of the Notes under certain circumstances.

10	Stock Market Upturn Notessm

Historical Data on the Nikkei 225 Stock AverageSM

The following table sets forth the value of the Nikkei 225 Stock AverageSM at the end of each month in the period from January 2002 through June 2007. These historical data on the Nikkei 225 Stock AverageSM are not indicative of the future performance of the Nikkei 225 Stock AverageSM or what the value of the Notes may be. Any historical upward or downward trend in the value of the Nikkei 225 Stock AverageSM during any period set forth below is not an indication that the Nikkei 225 Stock AverageSM is more or less likely to increase or decrease at any time during the term of the Notes.

	2002	2003	2004	2005	2006	2007
January	9997.80	8339.94	10783.61	11387.59	16649.82	17383.42
February	10587.83	8363.04	11041.92	11740.60	16205.43	17604.12
March	11024.94	7972.71	11715.39	11668.95	17059.66	17287.65
April	11492.54	7831.42	11761.79	11008.90	16906.23	17400.41
May	11763.70	8424.51	11236.37	11276.59	15467.33	17875.75
June	10621.84	9083.11	11858.87	11584.01	15505.18	18138.36
July	9877.94	9563.21	11325.78	11899.60	15456.81
August	9619.30	10343.55	11081.79	12413.60	16140.76
September	9383.29	10219.05	10823.57	13574.30	16127.58
October	8640.48	10559.59	10771.42	13606.50	16399.39
November	9215.56	10100.57	10899.25	14872.15	16274.33
December	8578.95	10676.64	11488.76	16111.43	17225.83

The closing value of the Nikkei 225 Stock AverageSM on July 17, 2007 was 18217.27.

Historical Closing Values

The following graph illustrates the historical performance of the Nikkei 225 Stock AverageSM based on the closing value thereof on each Index Business Day from January 1, 2002 through June 29, 2007. Past movements of the index are not indicative of future index values.

Stock Market Upturn Notessm	11

License Agreement

The Nikkei 225 Stock AverageSM is the intellectual property of NKS. “Nikkei,” “Nikkei Stock Average,” “Nikkei Average” and “Nikkei 225” are the service marks of NKS. NKS reserves all the rights, including copyright, to the Nikkei 225 Stock AverageSM.

NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225 Stock AverageSM. The Notes are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this offering summary that NKS makes any representation or warranty, implied or express, to us, the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Nikkei 225 Stock AverageSM to track general stock market performance. NKS has no obligation to take our needs or those of the holders of the Notes into consideration in determining, composing or calculating the Nikkei 225 Stock AverageSM. NKS is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which any amount payable with respect to the Notes is set. NKS has no obligation or liability in connection with the administration, marketing or trading of the Notes.

NKS has entered into a license agreement providing Citigroup Funding a license, in exchange for a fee, of certain trade and service marks with respect to indices owned and published by NKS in connection with the issuance of the Notes. The use of and reference to the Nikkei 225 Stock AverageSM in connection with the Notes have been consented to by NKS, the publisher of the Nikkei 225 Stock AverageSM.

NKS gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225 Stock AverageSM and is under no obligation to continue the calculation and dissemination of the Nikkei 225 Stock AverageSM. The Notes are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this offering summary that NKS makes any representation or warranty, implied or express, to Citigroup Funding, the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Nikkei 225 Stock AverageSM to track general stock market performance. NKS has no obligation to take the needs of Citigroup Funding or the holders of the Notes into consideration in determining, composing or calculating the Nikkei 225 Stock AverageSM. NKS is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Notes, the Securities or the Warrants to be issued or any other amount payable with respect to the Notes is set. NKS has no obligation or liability in connection with the administration, marketing or trading of the Notes.

NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Stock AverageSM or the manner in which such index is applied in determining any amount payable in respect of the Notes.

12	Stock Market Upturn Notessm

What You Could Receive at Maturity—Hypothetical Examples

The examples below show hypothetical amounts you could receive at maturity on the Notes for a range of Ending Values of the Underlying Equity Index. The examples of hypothetical amounts you could receive at maturity set forth below are intended to illustrate the effect of different Ending Values of the Underlying Equity Index on the amount you could receive on the Notes at maturity. All of the hypothetical examples are based on the following assumptions:

O	Issue Price: $10.00 per Note

O	Maximum Return: 26.00% (20.80% per annum on a simple interest basis)

O	Starting Value: 18,000

O	Annualized dividend yield of the stocks included in the Nikkei 225 Stock AverageSM: 1.05%

O	Maturity: 1.25 years

O	Upside Participation Rate: 300%

The following examples are for purposes of illustration only. The actual amount you receive at maturity will depend on the actual Return Amount, which, in turn, will depend on the actual Starting Value, Ending Value and maximum return.

Ending Value	Equity Return Percentage(1)	Total Return on Underlying Equity Index(2)	Total Return on Notes(3)	Per Annum Return on Notes(4)	Total Return Amount on Notes(5)	Maturity Payment per Note
0	-100.00%	-98.69%	-100.00%	-80.00%	-$10.00	$0.00
9000	-50.00%	-48.69%	-50.00%	-40.00%	-$5.00	$5.00
13500	-25.00%	-23.69%	-25.00%	-20.00%	-$2.50	$7.50
13950	-22.50%	-21.19%	-22.50%	-18.00%	-$2.25	$7.75
14400	-20.00%	-18.69%	-20.00%	-16.00%	-$2.00	$8.00
14850	-17.50%	-16.19%	-17.50%	-14.00%	-$1.75	$8.25
15300	-15.00%	-13.69%	-15.00%	-12.00%	-$1.50	$8.50
15750	-12.50%	-11.19%	-12.50%	-10.00%	-$1.25	$8.75
16200	-10.00%	-8.69%	-10.00%	-8.00%	-$1.00	$9.00
16650	-7.50%	-6.19%	-7.50%	-6.00%	-$0.75	$9.25
17100	-5.00%	-3.69%	-5.00%	-4.00%	-$0.50	$9.50
17550	-2.50%	-1.19%	-2.50%	-2.00%	-$0.25	$9.75
18000	0.00%	1.31%	0.00%	0.00%	$0.00	$10.00
18450	2.50%	3.81%	7.50%	6.00%	$0.75	$10.75
18900	5.00%	6.31%	15.00%	12.00%	$1.50	$11.50
19350	7.50%	8.81%	22.50%	18.00%	$2.25	$12.25
19800	10.00%	11.31%	26.00%	20.80%	$2.60	$12.60
20250	12.50%	13.81%	26.00%	20.80%	$2.60	$12.60
20700	15.00%	16.31%	26.00%	20.80%	$2.60	$12.60
21150	17.50%	18.81%	26.00%	20.80%	$2.60	$12.60
21600	20.00%	21.31%	26.00%	20.80%	$2.60	$12.60
22050	22.50%	23.81%	26.00%	20.80%	$2.60	$12.60
22500	25.00%	26.31%	26.00%	20.80%	$2.60	$12.60
22950	27.50%	28.81%	26.00%	20.80%	$2.60	$12.60
23400	30.00%	31.31%	26.00%	20.80%	$2.60	$12.60
23850	32.50%	33.81%	26.00%	20.80%	$2.60	$12.60
24300	35.00%	36.31%	26.00%	20.80%	$2.60	$12.60
(1)	(Ending Value – Starting Value) / Starting Value of the Underlying Equity Index
(2)	Assumes dividend yield on the stocks of the Underlying Equity Index is compounded annually and not re-invested
(3)

The percentage return for the entire term of the Notes capped by the hypothetical 26.00% Maximum Return; Holders of Notes will not receive any dividend payments or distributions on the stocks included in the Underlying Equity Index

(4)	Calculated on a simple interest basis
(5)	The dollar return for the entire term of the Notes capped by the hypothetical 26.00% Maximum Return

Stock Market Upturn Notessm	13

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Market affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the Stock Market Upturn Notessm product supplement related to this offering for more information.

Supplemental Plan of Distribution

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $         principal amount of Notes (         Notes), any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth under “Preliminary Terms” above and some of the Notes to certain dealers at the public offering price less a concession not to exceed $0.20 per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.20 per Note on sales to certain other dealers. Sales may also be made through Citicorp Financial Services Corp., a broker-dealer affiliated with Citigroup Global Markets, acting as agent. Citicorp Financial Services Corp. will receive as remuneration a portion of the agent’s discount set forth under “Preliminary Terms” above equal to $0.20 per Note for the Notes they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

Additional Considerations

If no closing value of the Underlying Equity Index is available on the Valuation Date, the Calculation Agent may determine the Ending Value in accordance with the procedures set forth in the Stock Market Upturn Notessm product supplement related to this offering. In addition, if the Underlying Equity Index is discontinued, the Calculation Agent may determine the Ending Value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the Underlying Equity Index prior to any such discontinuance. You should refer to the section “Description of the Notes—How Will the Amount Payable at Maturity be Calculated?” and the section “—Discontinuance of an

14	Stock Market Upturn Notessm

Underlying Equity Index” in the Stock Market Upturn Notessm product supplement for more information.

In case of default in payment at maturity of the Notes, the Notes will bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of         % per annum on the unpaid amount due.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

Stock Market Upturn Notessm	15

NOTES

Stock Market Upturn NotesSM is a service mark of Citigroup Global Markets Inc.

© 2007 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.